Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: BRETT CHILES
(713) 529-0900

RIPTIDE ENTERTAINMENT LLC ANNOUNCES EXCLUSIVE WORLDWIDE RIGHTS TO DICK

CLARK’S AMERICAN BANDSTAND IN STAGEPLAY

HOUSTON, TX – May 10, 2006 – Riptide Entertainment LLC (“Riptide”), a portfolio company of Equus II Incorporated (NYSE: EQS) (the “Fund”), announces the purchase of an exclusive, worldwide license to use the trade name “Dick Clark’s American Bandstand” in the development and production of live musical tribute shows.

Riptide acquired the license from dick clark productions, inc. The terms of the license were not disclosed.

“We are extremely pleased to be developing Dick Clark’s American Bandstand celebrity tribute shows in partnership with John Stuart, creator and founder of world famous Legends In Concert,” commented David Gray, President of Riptide. “Mr. Stuart believes that the power of the Dick Clark’s American Bandstand brand could provide the platform for the biggest and boldest celebrity live tribute music show production of his entire career.”

“We are delighted to be in business with Riptide and John Stuart and expect the show will benefit immensely from Mr. Stuart’s leadership and Riptide’s expertise in operating live events,” said Michael Mahan, Senior Vice President, Corporate Development of dick clark productions, inc.

“Dick Clark’s American Bandstand is a multi-generational, family entertainment icon that has provided enjoyment to millions,” commented Anthony Moore, Co-Chairman, CEO and President of Equus. “We believe this appeal will continue and create value for Riptide, one of our twenty-first century trend portfolio investments.”

Riptide is a leisure and entertainment company engaged in developing, owning and operating Ripley’s Believe It or Not! Museums and other suitable family entertainment properties in the United States and abroad. Riptide focuses its activities on high volume tourist locations around the world.

Founded in 1957, dick clark productions, inc. has grown to become a leading independent producer of a wide range of television programming for broadcast networks, cable networks, distributors and advertisers. The company has produced thousands of shows and specials in all genres and for all day parts, including such perennial hits as “Dick Clark’s New Year’s Rockin Eve,” the “American Music Awards,” the “Golden Globe Awards,” the “Bloopers” specials and series, the “Academy of Country Music Awards” and the new hit FOX-TV series, “So You Think You Can Dance,” among others. A subsidiary, dick clark restaurants, inc., licenses “Dick Clark’s American Bandstand” casual dining restaurants.

Equus II Incorporated is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus II Incorporated may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

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